EXHIBIT 99.2

                    McMoRan EXPLORATION CO. EXTENDS
                   MATURITY OF BANK CREDIT FACILITY

    NEW ORLEANS, LA, August 30, 2001 - McMoRan Exploration Co. (NYSE:MMR) today announced that its wholly owned subsidiary, Freeport-McMoRan Sulphur LLC (FSC), has extended the maturity of its $64.2 million bank credit facility from August 31, 2001 to October 31, 2001, or the date of the transfer of FSC's transportation and terminaling business to a previously announced proposed sulphur transportation and marketing joint venture with Savage Industries Inc., if earlier.

         In the proposed joint venture to be equally owned by FSC and Savage, FSC would contribute its sulphur transportation and terminaling assets and Savage would contribute cash. The joint venture participants are now negotiating long-term contracts to provide off-take, terminaling, transportation and marketing services to major oil and gas companies producing by-product recovered sulphur. These contracts would provide the basis for financing the joint venture. Upon formation of the joint venture, expected by October 31, 2001, proceeds from the financing along with capital contributed by Savage would be distributed to FSC and used to repay FSC's bank debt. The formation of the joint venture is also subject to completion of definitive agreements and board approvals.

        McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").

     Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding plans and objectives of management for future operations, formation of the sulphur joint venture and future financing activities. Important factors that could cause actual results to differ materially from expectations include the ability to form the proposed sulphur joint venture, the availability of financing, the ability to satisfy future cash obligations and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.